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                                                                  EXHIBIT (C)(5)

            [Letter on All American Communications, Inc. letterhead]


                               February 16, 1996


Pearson Television Limited
Teddington Studios
Teddington Lock
Middlesex TW11 9NT
England

Dear Sirs and Madams:

Reference is made to the letter agreement (the "Letter Agreement") dated November 20, 1995, between All American Communications, Inc. (The "Company") and Pearson Television Limited ("Pearson"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Letter Agreement.

This will confirm our understanding and agreement that the Letter Agreement remains in full force and effect and that, notwithstanding the Company's prior termination of all discussions concerning a possible transaction referenced in the Letter Agreement, all Evaluation Material furnished to you or to your Representatives, whether prior to the date hereof, now or in the future, has been and shall be furnished pursuant to and shall be subject to the provisions of the Letter Agreement.

Very truly yours,

ALL AMERICAN COMMUNICATIONS, INC.


By:      /s/ Thomas Bradshaw
    -----------------------------

Confirmed and Agreed to:

PEARSON TELEVISION LIMITED


By:      /s/ Sara Tingay
    -----------------------------